Exhibit 10.3

AMENDMENT NUMBER FOURTEEN TO CREDIT AGREEMENT AND WAIVER

This AMENDMENT NUMBER FOURTEEN TO CREDIT AGREEMENT AND WAIVER (this “Amendment”) is entered into as of August 5, 2008, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”; and together with the Lenders, the “Lender Group”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of November 15, 2004, as amended by that certain Amendment Number One to Credit Agreement and Waiver dated as of April 15, 2005, as further amended by that certain Amendment Number Two to Credit Agreement and Consent dated as of September 9, 2005, as further amended by that certain Amendment Number Three to Credit Agreement dated as of November 4, 2005, as further amended by that certain Amendment Number Four to Credit Agreement dated as of November 30, 2005, as further amended by that certain Amendment Number Five to Credit Agreement dated as of March 22, 2006, as further amended by that certain Amendment Number Six to Credit Agreement dated as of August 11, 2006, as further amended by that certain Amendment Number Seven to Credit Agreement dated as of October 1, 2006, as further amended by that certain Amendment Number Eight to Credit Agreement dated as of March 8, 2007, as further amended by that certain Amendment Number 9 dated March 22, 2007, as further amended by that certain Amendment Number Ten to Credit Agreement and Waiver dated as of August 6, 2007, as further amended by that certain Amendment Number Eleven to Credit Agreement and Waiver dated as of November 2, 2007, as further amended by that certain Amendment Number Twelve to Credit Agreement and Waiver dated as of March 10, 2008, and as further amended by that certain Amendment Number Thirteen to Credit Agreement and Waiver dated as of May 13, 2008 (as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Events of Default have occurred and are continuing under the Credit Agreement due to the failure of the Borrowers to achieve (i) EBITDA of at least $5,610,000 for the twelve month period ending June 29, 2008 as required by Section 6.16(a)(i) of the Credit Agreement, and (ii) a Fixed Charge Coverage Ratio of at least 0.58 to 1.00 for the twelve month period ending June 29, 2008 as required by Section 6.16(a)(ii) of the Credit Agreement (collectively, the “Specified Events of Default”);

WHEREAS Borrowers have requested that the Lender Group waive the Specified Events of Default and agree to certain amendments to the Credit Agreement, as set forth herein; and

WHEREAS, upon the terms and conditions set forth herein, the Lender Group is willing to waive the Specified Events of Default and amend the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Amendment to Section 2.1 of the Credit Agreement. Section 2.1 of the Credit Agreement, Revolver Advances, is hereby modified and amended by amending and restating such section in its entirety as follows:

“2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, from the Closing Date until the Fourteenth Amendment Effective Date, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. On and after the Fourteenth Amendment Effective Date, except for funding its Pro Rata Share of any Advance deemed made pursuant to Sections 2.3(d) or 2.12(a), no Lender shall have any obligation to make any Advances.

(b) Each Borrower hereby acknowledges, confirms and agrees that as of the Fourteenth Amendment Effective Date, (i) each Borrower is jointly and severally indebted to the Lender Group for Advances in the principal amount of $3,850,455, (ii) the Letter of Credit Usage is $5,205,000 and (iii) the Revolver Usage is $9,055,455. Subject to Sections 2.4(d) and 2.12(g) hereof, the Borrowers shall repay the Revolver Usage in the following amounts on the following dates:

Date	Installment Amount
November 1, 2008	$647,000
December 1, 2008	$647,000
January 1, 2009	$647,000
February 1, 2009	$647,000
March 1, 2009	$647,000
April 1, 2009	$647,000
May 1, 2009	$647,000
June 1, 2009	$647,000
July 1, 2009	$647,000
August 1, 2009	$647,000
September 1, 2009	$647,000
October 1, 2009	$647,000
November 1, 2009	$647,000
November 15, 2009	$644,455

The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Amounts repaid may not be reborrowed.

(d) Each payment (or cash collateralization) pursuant to Section 2.1(b) shall permanently reduce the Maximum Revolver Amount by a corresponding amount.”

(b) Amendment to Section 2.4(c)(i) of the Credit Agreement. Section 2.4(c)(i) of the Credit Agreement is hereby modified and amended by deleting such Section in its entirety and by substituting the following in lieu thereof:

“(i) Optional. Borrower may prepay the principal of any Advance at any time in whole or in part.”

(c) Amendment to Section 2.4(d) of the Credit Agreement. Section 2.4(d) of the Credit Agreement, Application of Mandatory Prepayments, is hereby modified and amended by amending and restating such Section as follows:

“(d) Application of Prepayments. Each prepayment pursuant to Section 2.4(c) above shall be applied, first, to the outstanding principal amount of the Advances (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and second, to cash collateralize the

Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount). Each such prepayment of the Advances or cash collateralization of the Letters of Credit shall be applied against the remaining installments due pursuant to Section 2.1(b) in the order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).”

(d) Amendment to Section 2.6(d) of the Credit Agreement. Section 2.6(d) of the Credit Agreement, Payment, is hereby modified and amended by amending and restating such Section as follows:

“(d) Payment. Except as provided to the contrary in the Fee Letter, interest, Letter of Credit Fees, and all other fees payable hereunder shall be due and payable in cash, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in the Fee Letter (when due and payable or as and when incurred, as the case may be), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an Overadvance results from charging any such items to the Borrowers’ Loan Account, Section 2.3(d)(iii) shall govern the repayment of such Overadvance.”

(e) Amendment to Section 2.7(d). Section 2.7(d) of the Credit Agreement is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(d) The Concentration Account Bank and each Cash Management Bank shall establish and maintain Cash Management Agreements or Control Agreements with Agent, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement and Control Agreement shall provide, among other things, that (i) the applicable Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Accounts maintained by it without further consent by any Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against such Cash Management Accounts other than for payment of its service fees and other charges directly related to the administration of any such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of the Agent (an “Activation Instruction”), such Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if: (x) the Event of Default upon which such Activation Instruction was issued has been waived in writing in accordance with the terms of this Agreement, and (y) no additional Event of Default has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission.”

(f) Amendment to Section 2.12(a) of the Credit Agreement. Section 2.12(a) of the Credit Agreement is hereby modified and amended by inserting the following at the end thereof:

“Notwithstanding the foregoing, the Issuing Lender shall have no obligation to issue any Letters of Credit on or after the Fourteenth Amendment Effective Date other than to replace or renew Letters of

Credit existing on the Fourteenth Amendment Effective Date so long as such replacement or renewal

Letter of Credit (A) has an expiration date not later than the earlier of (x) one year after the date of issuance or (y) five (5) Business Days prior to the Maturity Date and (B) is for an amount less than or equal to the Letter of Credit it is replacing or renewing.”

(g) Amendment to Section 2.12 of the Credit Agreement. Section 2.12 of the Credit Agreement, Letters of Credit, is hereby modified and amended by inserting the following as a new clause (g) thereof:

“(g) On and after the Fourteenth Amendment Effective Date, in the event a Letter of Credit expires (and is not renewed) or the Borrowers, with the consent of the applicable beneficiary, retire or reduce the amount of any Letter of Credit, the remaining installments due pursuant to Section 2.1(b) shall be reduced by a corresponding amount (with a corresponding permanent reduction in the Maximum Revolver Amount) in the order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).”

(h) Amendment to Section 6.1 of the Credit Agreement. Section 6.1 of the Credit Agreement, Indebtedness, is hereby modified and amended by inserting the following as a new clause (i) thereof:

“(i) Indebtedness incurred pursuant to the PH Debt Documents in an aggregate principal amount not to exceed $3,500,000 (plus capitalized interest thereon) to the extent such Indebtedness is subject to the PH Intercreditor Agreement.”

(i) Amendment to Section 6.7(c) of the Credit Agreement. Section 6.7(c) of the Credit Agreement is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 6.1(b), (c), (d), (g), or (h), or (ii) the PH Debt Documents in a manner prohibited by Section 18 of the PH Intercreditor Agreement.”

(j) Amendment to Section 6.16 of the Credit Agreement. Section 6.16 of the Credit Agreement, Financial Covenants, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“6.16 Financial Covenants.

(a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$4,170,000	the 12 month period ending July 27, 2008

$3,800,000	the 12 month period ending August 24, 2008

$3,430,000	the 12 month period ending September 28, 2008

$3,400,000	the 12 month period ending October 26, 2008

$3,760,000	the 12 month period ending November 23, 2008

$3,360,000	the 12 month period ending December 28, 2008

$3,630,000	the 12 month period ending January 25, 2009

$4,080,000	the 12 month period ending February 22, 2009

$3,840,000	the 12 month period ending March 29, 2009

$4,150,000	the 12 month period ending April 26, 2009

$4,080,000	the 12 month period ending May 24, 2009

$4,050,000	the 12 month period ending June 28, 2009

$5,220,000	the 12 month period ending July 26, 2009

$5,500,000	the 12 month period ending August 23, 2009

$5,870,000	the 12 month period ending September 27, 2009

$5,890,000	the 12 month period ending October 25, 2009

(ii) [Intentionally Omitted].

(b) Make:

(i) Maintenance Capital Expenditures. Maintenance Capital Expenditures in any fiscal year (or portion thereof, if applicable) in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2008	Fiscal Year 2009
$5,000,000	$2,700,000

(ii) Growth Capital Expenditures. Any Growth Capital Expenditures.”

(k) Amendment to Article 6 of the Credit Agreement. Article 6 of the Credit Agreement, Negative Covenants, is hereby modified and amended by inserting the following as new Sections 6.18 and 6.19:

“6.18 Use of Proceeds. Use the proceeds of the Indebtedness incurred pursuant to the PH Debt Documents for any purpose other than for its general corporate purposes.

6.19 Merger Documents. Directly or indirectly, terminate, amend, modify, alter, or change any of the terms or conditions of or waive any of its rights under any of the Merger Documents in any manner materially adverse to any Borrower or the Lender Group.”

(l) Amendment to Section 7.2(a) of the Credit Agreement. Section 7.2(a) of the Credit Agreement is hereby modified and amended by amending and restating such Section in its entirety as follows:

“(a) fail to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.16, and 6.1 through 6.19 of this Agreement;”

(m) Amendment to Section 7.8 of the Credit Agreement. Section 7.8 of the Credit Agreement is hereby modified and amended by amending and restating such Section in its entirety as follows:

“7.8 If there is a default in (i) the PH Debt Documents, or (ii) one or more agreements to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower or any Subsidiary of a Borrower involving an aggregate amount of $500,000 or more, and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by any holder of such Indebtedness, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or the applicable Subsidiary’s obligations thereunder;”

(n) Amendment to Schedule 1.1 of the Credit Agreement. Schedule 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by adding the following defined terms in the proper alphabetical order:

““Activation Instruction” has the meaning ascribed thereto in Section 2.7(d).

“Fourteenth Amendment Effective Date” means August 5, 2008.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Planet Hollywood International, Inc., PH Agent and the Parent dated as of the Fourteenth Amendment Effective Date.

“Merger Documents” means the Merger Agreement and each document, agreement, instrument or certificate executed or delivered in connection therewith.

“PH Agent” means BUCA Financing, LLC, as agent for the lenders party to the PH Credit Agreement.

“PH Credit Agreement” means that certain Credit Agreement dated as of the Fourteenth Amendment Effective Date by and among the Borrowers, the lenders party thereto from time to time and PH Agent.

“PH Debt Documents” means the PH Credit Agreement and the documents, agreements, instruments and certificates executed or delivered in connection therewith.

“PH Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of the Fourteenth Amendment Effective Date by and among Agent and PH Agent.”

“Planet Hollywood” means Planet Hollywood International, Inc. or any one or more of its Subsidiaries or Affiliates.

“Rescission” has the meaning ascribed thereto in Section 2.7(d).”

(o) Amendment to Schedule 1.1 to the Credit Agreement. Schedule 1.1 to the Credit Agreement, Definitions, is hereby further modified and amended by inserting the following as a new clause (n) to the definition of Permitted Liens:

“and (n) Liens securing the Indebtedness or other obligations incurred pursuant to the PH Debt Documents to the extent such Liens are subject to the PH Intercreditor Agreement.”

(p) Amendment to Schedule 1.1 to the Credit Agreement. Schedule 1.1 to the Credit Agreement, Definitions, is hereby further modified and amended by amending and restating the following defined terms as follows:

““Change of Control” means that (a) (i) prior to the consummation of the “Merger” (as defined in the Merger Agreement), any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule

13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (ii) at all times thereafter, (x) Planet Hollywood fails to own and control, directly or indirectly, 75%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors or (y) Bay Harbour LLC, Robert Earl and Robert Earl’s intestates and heirs fail to own and control, directly or indirectly, 51%, or more, of the Stock of Planet Hollywood International, Inc., (b) a majority of the members of the Board of Directors do not constitute Continuing Directors or (c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries (other than as a result of the issuance of directors’ qualifying shares or a transaction permitted by this Agreement).

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss) for such period,

minus, to the extent included in such net earnings, the sum, for such period, of:

(a) non-cash gains taken in accordance with GAAP (excluding any non-cash gain to the extent that it represents an accrual or reserve for potential cash items in any future period),

(b) extraordinary gains,

(c) interest income,

(d) the amount of cash rental expense actually paid (excluding prepaid rent) in excess of the GAAP accrued rental expense, and

(e) other non-recurring gains or income as determined by Agent,

plus, to the extent included in such net earnings, the sum, for such period, of:

(a) interest expense,

(b) income taxes,

(c) depreciation,

(d) amortization,

(e) Restaurant Pre-Opening Costs,

(f) non-cash charges relating to grants of Stock, Stock options or other equity-based compensation, write-offs of deferred financing costs and impairment charges relating to goodwill, intangibles and other long-lived assets (including asset impairment charges for fixed asset additions for restaurant properties that have previously been impaired) in accordance with Statement of Financial Accounting Standards No. 142 and 144,

(g) other non-cash charges taken in accordance with GAAP, including any write-off or adjustments of tangible or intangible assets or liabilities relating to merger accounting (excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period),

(h) charges related to FIN 47 in amount not to exceed $210,000 for each fiscal year,

(i) asset write-off and renovation expenses related to the store located at 855 Howard Street, San Francisco, CA 94103 in an aggregate amount not to exceed $1,000,000,

(j) severance costs in the fourth quarter of fiscal year 2008 and in the fiscal year 2009 not to exceed $1,250,000,

(k) consulting expenses related to the engagement of CRG Partners in the first quarter of fiscal year 2008 not to exceed $130,000,

(l) GAAP accrued rental expense (excluding prepaid rent) which is in excess of the amount of cash rental expense actually paid,

(m) legal and other transaction expenses (including fees paid to Piper Jaffrey) associated with the acquisition by PH Agent or one or more of its Affiliates of the Equity Interests of Parent in an aggregate amount not to exceed $2,000,000,

(n) public company expenses (including, but not limited to, board of director fees and public accounting fees) incurred in the third quarter of fiscal year 2008 in an aggregate amount not to exceed $550,000,

(o) directors’ and officers’ runoff insurance payments in fiscal 2008 in an aggregate amount not to exceed $800,000,

(p) lease termination charges, including broker and store closure expenses, for the stores located in Denver, CO, and Philadelphia City Center, PA in an aggregate amount not to exceed $500,000,

(q) other non-recurring losses or expenses as determined by Agent,

(r) extraordinary loss as determined in accordance with GAAP,

plus or minus (i) with respect to any Restaurant which was the subject of any disposition during such period of determination, EBITDA attributable to such Restaurant during such period, and (ii) such adjustments as may be reasonably recommended by a third party auditor selected by or otherwise acceptable to Agent for the purposes of normalizing EBITDA, in each case, determined on a consolidated basis in accordance with GAAP; provided, however, that EBITDA for the months ending from and including July 29, 2007 through and including June 29, 2008 shall be deemed to be the amounts set forth below:

Applicable Month	EBITDA
July 29, 2007	$(121,268)
August 26, 2007	$355,574
September 30, 2007	$(93,262)
October 28, 2007	$(415,307)
November 25, 2007	$(645,861)
December 30, 2007	$4,962,243
January 27, 2008	$210,734
February 24, 2008	$(117,406)
March 30, 2008	$1,473,926
April 27, 2008	$(145,028)
May 25, 2008	$920,558
June 29, 2008	$558,033

“Excluded Issuances” means (a) any issuance of common stock of Parent to any employees, officers, directors or consultants of Parent or any of its Subsidiaries under, or upon the exercise of options granted under, any stock-based incentive plan of Parent, (b) any issuance of common stock of Parent upon the exercise of any options granted prior to the Closing Date to any landlord of Parent or any of its Subsidiaries, (c) any issuance of Stock of any Subsidiary of Parent to Parent or another Subsidiary of Parent, (d) any issuance of common stock of Parent under any employee stock purchase plan of Parent, and (e) the issuance of the Warrant (as defined in the PH Credit Agreement as in effect on the Fourteenth Amendment Effective Date) or any issuance of common stock of Parent upon exercise thereof.

“Loan Documents” means the Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Guaranty, the

Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Security Agreement, the Trademark Security Agreement, the PH Intercreditor Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with the Agreement.

“Maximum Revolver Amount” means $9,055,455, as such amount may be reduced from time to time in accordance with Sections 2.1(d), 2.4(d) or 2.12(g).

“Permitted Holder” means the Persons identified on Schedule P-2.

(q) Amendment to Schedule P-2. Schedule P-2 to the Credit Agreement, Permitted Holders, is hereby modified and amended by deleting such Schedule in its entirety and by inserting Schedule P-2 attached hereto in lieu thereof.

(r) Amendment to Exhibit C-1. Exhibit C-1 to the Credit Agreement, Compliance Certificate, is hereby modified and amended by deleting such Exhibit in its entirety and by inserting Schedule C-1 attached hereto in lieu thereof.

3. Consent. Notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, Agent and each Lender hereby (a) consent to the Transactions (as defined in the Merger Agreement as in effect on the date hereof), and all events and conditions in connection therewith (the “Merger Transactions”) and (b) agree to waive any and all Defaults or Events of Default (including, without limitation, any Event of Default resulting from a Change of Control) that may result from the Merger Transactions; provided, that (i) Agent has received true, correct and complete copies of each of the Merger Agreement and each other material Merger Documents as of the Fourteenth Amendment Effective Date, such documents being attached hereto as Annex 1, and (ii) Agent has been provided true, correct and complete copies of each of Merger Agreement and each other material Merger Document in final, executed form together with a schedule of the capitalization of the Parent reflecting the consummation of the Merger Transactions prior to Effective Time (as defined in the Merger Agreement as in effect on the date hereof), which such Merger Documents shall be in substantially similar form to the Merger Documents attached hereto as Annex 1.

4. Waiver. Upon satisfaction of the conditions precedent to this Amendment set forth in Section 6 hereof, Agent and the Lenders hereby waive the Specified Events of Default and their rights and remedies under the Credit Agreement and the other Loan Documents arising as a result of the Specified Events of Default; provided, however, that such waiver shall not waive any other requirement or hinder, restrict or otherwise modify the rights and remedies of Agent or the Lenders following the occurrence of any other failure to comply with Section 6.16(a)(i) or 6.16(a)(ii) of the Credit Agreement, or the occurrence of any other Event of Default under the Credit Agreement or any other Loan Document.

5. Rescission. On the Fourteenth Amendment Effective Date, so long as no Default or Event of Default has occurred and is continuing, Agent shall rescind any Activation Instructions it has issued. So long as no Default or Event of Default has occurred and is continuing, after the Fourteenth Amendment Effective Date until the Cash Management Banks have implemented the Rescission referred to above, the Agent shall promptly, and in any event within two (2) Business Days, wire to the Designated Account any funds received by the Agent from the Cash Management Banks.

6. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a) Agent shall have received this Amendment, duly executed by Borrowers, the Guarantors and the Lenders, and the same shall be in full force and effect;

(b) Agent shall have received the PH Intercreditor Agreement, duly executed by PH Agent and acknowledged by the Borrowers and the Guarantors, and the same shall be in full force and affect;

(c) Agent shall have received copies of each of the PH Credit Agreement and the other material PH Debt Documents, together with a certificate of the Secretary of the Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

(d) the Borrowers shall have received Net Cash Proceeds of at least $3,280,000 from the incurrence of Indebtedness pursuant to the PH Debt Documents;

(e) the Borrowers shall have paid, in cash, to Agent, for WFF’s sole and separate account, an amendment fee of $50,000 (the “Fourteenth Amendment Fee”), which Fourteenth Amendment Fee shall be fully earned (and non-refundable) and paid in full on the date hereof;

(f) the representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(g) after giving effect to this Amendment (including the waivers contained herein) no Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein;

(h) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force as of the date hereof by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender;

(i) Borrowers shall have paid all of the Lender Group Expenses incurred by Agent in connection with this Amendment and the other transactions referred to herein; and

(j) Agent shall have received such other documents, instruments and information executed and/or delivered by Borrowers as Agent or Agent’s counsel may require.

7. Release.

(a) Effective on the date hereof, each Borrower and each Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through, it, hereby waives, releases, remises and forever discharges Agent and each Lender, each of their respective Affiliates, and each of the officers, directors, employees, and agents of Agent, each Lender and their respective Affiliates (collectively, the “Releasees”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which such Borrower or such Guarantor ever had from the beginning of the world, or now has against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee in connection with the Credit Agreement or any other Loan Document or the transactions contemplated thereby or related thereto, except for the duties and obligations set forth in the Credit Agreement as modified hereby and the other Loan Documents. As to each and every claim released hereunder, each Borrower and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower and each Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the State of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

(b) Each Borrower and each Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through, it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Borrower or such Guarantor pursuant to the above release. Each Borrower and each Guarantor further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If any Borrower or any Guarantor, or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Borrower or such Guarantor, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys fees and costs incurred by such Releasee as a result of such violation.

8. Costs and Expenses. Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket costs and expenses of each member of the Lender Group (including, without limitation, the reasonable fees and disbursements of outside counsel to each member of the Lender Group) in connection with the preparation, execution and delivery of this Amendment and all agreements and documents executed in connection herewith and the review of all documents incidental thereto.

9. Representations and Warranties; Reaffirmations.

(a) Each Borrower and each Guarantor represents and warrants to the Lender Group that (i) the execution, delivery, and performance of this Amendment (A) are within its corporate or limited partnership powers, (B) have been duly authorized by all necessary corporate or limited partnership action on its part, and (C) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority binding on it, or of the terms of its Governing Documents, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (ii) this Amendment is the legal, valid and binding obligations of such Borrower or such Guarantor, as applicable, enforceable against such Borrower or such Guarantor, as applicable, in accordance with its terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally); (iii) after giving effect to this Amendment (including the waivers contained herein), no Default or Event of Default has occurred and is continuing on the date hereof; and (iv) the representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(b) Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the other Loan Documents to which it is a party effective as of the date hereof. Each Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral (subject only to Permitted Liens) granted to Agent pursuant to the Loan Documents or otherwise held by Agent.

(c) By executing this Amendment, each Guarantor hereby (i) acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Guaranty, remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Guaranty or any of the other Loan Documents to which it is a party, and (ii) confirms and agrees that to the extent that any Loan Document purports to assign or pledge to Agent, or to grant to Agent a security interest in or lien on, any Collateral as security for the Obligations of any Borrower from time to time existing in respect of the Loan

Documents, such pledge, assignment and/or grant of a security interest or lien is hereby ratified and confirmed in all respects as security for all Obligations of such Borrower, whether now existing or hereafter arising.

10. Compromise Negotiations. Other than the provisions of this Amendment explicitly set forth herein, any discussions between the parties hereto in reference to the drafting hereof (the “Negotiations”) shall not be utilized or admissible in any subsequent litigation between the parties hereto. All such Negotiations shall be considered “compromise negotiations” pursuant to N.Y. C.P.L.R. 4547, Fed. R. Evid. 408 and any comparable provision of any other state or federal law which may now or in the future be deemed applicable to the Negotiations, and none of such Negotiations shall be considered “otherwise discoverable” or be permitted to be discoverable or admissible for any other purpose or to prove “bias, prejudice, interest of a witness or a party, negativing a contention of undue delay, or an effort to obstruct a criminal investigation or prosecution” as provided by N.Y. C.P.L.R. 4547, Fed. R. Evid. 408 and any comparable provision of any other state or federal law which may now or in the future be deemed applicable to the Negotiations.

11. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

12. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

13. Effect on Loan Documents.

(a) The Credit Agreement and each of the other Loan Documents, as amended, modified or waived hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

14. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	BUCA, INC., a Minnesota corporation

	By:	/s/ John T. Bettin
Name: John T. Bettin Title: Chief Executive Officer

BUCA RESTAURANTS, INC., a Minnesota corporation

	By:	/s/ John T. Bettin
Name: John T. Bettin Title: Chief Executive Officer

BUCA TEXAS RESTAURANTS, L.P., a Texas limited partnership

	By:	BUCA Restaurants, Inc., its general partner

	By:	/s/ John T. Bettin
Name: John T. Bettin Title: Chief Executive Officer

BUCA RESTAURANTS 2, INC., a Minnesota corporation

	By:	/s/ John T. Bettin
Name: John T. Bettin Title: Chief Executive Officer

BUCA (MINNEAPOLIS), INC., a Minnesota corporation

	By:	/s/ John T. Bettin
Name: John T. Bettin Title: Chief Executive Officer

GUARANTORS:	BUCA TEXAS BEVERAGE, INC., a Texas corporation

	By:	/s/ David LaFlash
Name: David LaFlash Title: DVP

BUCA INVESTMENTS, INC., a Minnesota corporation

	By:	/s/ John T. Bettin
Name: John T. Bettin Title: Chief Executive Officer

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

	By:	/s/ Kelly Walsh
Name: Kelly Walsh Title: Vice President

Schedule P-2

Permitted Holders

Planet Hollywood